EXHIBIT 10.17

[NIKU LOGO]

October 26, 2000

Rich LaBarbera
1619 Orvieto Court
Pleasanton, CA 94566

Dear Rich,

    I am pleased to offer you a position with Niku Corporation (the "Company") as President of World Wide Field Operations reporting directly to Farzad Dibachi, commencing on October 27, 2000 ("Start Date"). You will receive a monthly salary of $41,666.67, which is equivalent to $500,000.00 on an annualized basis, less applicable withholding, payable twice monthly, in accordance with our normal payroll procedures. You will also receive a loan of $500,000.00 to be funded with your first paycheck, which shall be documented with a promissory note but shall be forgivable at the Company's discretion.

    Additionally, you have the potential to earn up to two (2) times your base salary (i.e. up to $1,000,000.00/year) based on the combination of both commissions and bonus payouts. Furthermore, you are eligible to receive certain employee benefits, which will be outlined in the Company Employee Handbook. Like all employees, you will be entitled to two weeks of vacation and seven paid holidays each year.

    Vesting will, of course, depend on your continued employment with the Company. In connection with the commencement of your employment, the Company will recommend that its Board of Directors grant you two options to purchase restricted common stock. First will be an option to purchase 100,000 restricted shares of the Company's Common Stock with an exercise price equal to one (1) dollar per share. Second will be an option to purchase 900,000 restricted shares of the Company's Common Stock with an exercise price equal to the fair market value on the date of the grant. The restricted stock underlying each of these options will be subject to the Company's right to repurchase which will be exercisable should you leave the Company. This repurchase right will lapse with respect to each option at the rate of 1/6 for the first six months, and 1/36th of the total shares per month thereafter, so that all shares underlying both options are fully vested after three years. Vesting will, of course, depend on your continued employment with the Company. The stock option described herein will be subject to the terms of the Company's 2000 Equity Incentive Plan and the Restricted Stock Agreement between you and the Company. The option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company's 2000 Equity Incentive Plan and the Stock Option Agreement between you and the Company.

    We are very excited about the opportunity of working together and we know that you will be invaluable to our success. The next two paragraphs were written by the Company's lawyer. I apologize for their being so terse.

    Your employment is at-will and for no specified period, and either you or the Company may terminate this employment relationship at anytime and for any reason. As an employee, you will be expected to abide by the Company's rules and regulations and to devote all of your business time, skill, attention and best efforts to Company business so as to fulfill the responsibilities assigned to you. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution and delivery of the Company's Confidential Information and Invention Assignment Agreement (the "Confidentiality Agreement"), a copy of which is enclosed for your review and execution, to an officer of the Company prior to or on your Start Date. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

305 MAIN STREET • REDWOOD CITY, CA 94063 • PHONE 650.298.4600 • FAX 650.298.4601 • WWW.NIKU.COM

    You agree to follow the Company's strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

    This employment offer will expire if not accepted by November 13, 2000. To accept the offer before this expiration date, you must sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Sincerely,

Niku Corporation,

BY: /s/ Cathy Bottarini
Cathy Bottarini, VP of Administration

AGREED AND ACCEPTED:

Rich LaBarbera

/s/ Rich LaBarbera
Signature

10/26/00
Date

enclosure: Duplicate Letter
Confidential Information and Invention Assignment